Exhibit 3.1

Agreement and Plan of Merger

This Agreement and Plan of Merger (“Agreement”), dated as of April 9, 2020, by and among CUI Global, Inc. a Colorado corporation (“Parent”) and Orbital Energy Group, Inc. a Colorado corporation (“Subsidiary”).

WHEREAS, the Parent is the owner of all the outstanding shares of Common Stock of the Subsidiary (collectively, the “Shares”); and

WHEREAS, the Parent desires to merge its Subsidiary with and into the Parent and thereafter change the Parent’s name to the name of its Subsidiary.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE AND TRANSFER OF SHARES; CLOSING

Section 1.1     Basic Transaction. On the terms and subject to conditions of this Agreement, Parent agrees to merge its wholly owned Subsidiary with and into its self and as a result thereof, change its name to Orbital Energy Group, Inc. by filing the Statement of Merger and Articles of Amendment with the office of the Colorado Secretary of State. As a result of the transaction each shareholder of the surviving corporation (the Parent) will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger and no new shares shall be issued as a result of the merger. Additionally, all of the outstanding shares of the Subsidiary which are owned by the Parent shall be canceled.

Closing. The transaction has been approved by the Board of Directors of the Parent and since Parent is the sole shareholder of Subsidiary, the transaction has also been approved by the sole shareholder of the Subsidiary. As such, the merger shall close and be effective as of April 10, 2020 the “Closing Date.”

Section 1.2     Consideration. The sole consideration for the merger shall be the cancellation of all issued and outstanding shares of the Subsidiary and acceptance and agreement to provide for all of the outstanding debts and obligations of the Subsidiary by the Parent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants that the statements contained in this Article II are true and correct.

Section 2.1     Organization of the Parent and its Subsidiary. Each of the Parent and Subsidiary is duly organized, validly existing and in good standing under the Laws of the state of Colorado and has all requisite power and authority to own, lease and operate its properties to carry on its business as now being conducted and as proposed to be conducted after closing.

Section 2.2     Authority; No Conflict; Required Filings and Consents. The Parent and Subsidiary each have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the consummation by the Parent contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent, and no Parent shareholder approval is required, to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. The sole shareholder of the Subsidiary as previously approved and authorized this transaction. The Parent Board has passed resolutions that have (i) approved this Agreement and (ii) declared advisable the transactions contemplated hereby and thereby. This Agreement has been duly authorized and validly executed and delivered by the Parent and Subsidiary and constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

Article III

MISCELLANEOUS

Section 2.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Subsidiary addressed to it at:

Orbital Energy Group, Inc.

1924 Aldine Western

Houston, TX 77038

Attn: General Counsel

Section 2.2     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 2.3     Entire Agreement; No Third-Party Beneficiaries. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 2.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise, except Parent may, without prior consent of any other party hereto, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or Subsidiary of Parent, provided that Parent shall remain liable for all of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void.

Section 2.5     Parties of Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 2.6     Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Colorado, applicable to contracts executed in and to be performed entirely within the State of Colorado.

Section 2.7     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 2.8     Strict Performance. The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 2.9     Amendment. This Agreement may be amended by Parent if and as necessary to consummate all of the transactions and purposes contemplated by this agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

CUI GLOBAL, INC.

By:	/s/ James F. O’Neil
James F. O’Neil, CEO

ORBITAL ENERGY GROUP, INC.

By:	/s/ James F. O’Neil
James F O’Neil, CEO

OFFICE OF THE SECRETARY OF STATE OF THE STATE OF COLORADO

CERTIFICATE OF DOCUMENT FILED

I,     Jena Griswold     , as the Secretary of State of the State of Colorado, hereby certify that, according to the records of this office, the attached document is a true and complete copy of the

Articles of Amendment

with Document # 20201404347 of

Orbital Energy Group, Inc.

Colorado Corporation

(Entity ID # 19981073965 )

consisting of     2     pages.

This certificate reflects facts established or disclosed by documents delivered to this office on paper through 05/01/2020 that have been posted, and by documents delivered to this office electronically through 05/04/2020@ 15:45:24.

I have affixed hereto the Great Seal of the State of Colorado and duly generated, executed, and issued this official certificate at Denver, Colorado on 05/04/2020 @ 15:45:24 in accordance with applicable law. This

certificate is assigned Confirmation Number 12313033     .

*********************************************End of Certificate*******************************************

Notice: A certificate issued electronically from the Colorado Secretary of State’s Web site is fully and immediately valid and effective. However, as an option, the issuance and validity of a certificate obtained electronically may be established by visiting the Validate a Certificate page of the Secretary of State’s Web site, http://www.sos.state.co.us/biz/CertificateSearchCriteria.do entering the certificate’s confirmation number displayed on the certificate, and following the instructions displayed. Confirming the issuance of a certificate is merely optional and is not necessary to the valid and effective issuance of a certificate. For more information, visit our Web site, http://www.sos.state.co.us/ click “Businesses, trademarks, trade names” and select “Frequently Asked Questions.”

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 05/04/2020 12:08 PM ID Number: 19981073965 Document number: 20201404347 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

ID number	19981073965
(Colorado Secretary of State ID number)

Entity name	CUI Global, Inc.

2. The new entity name (if applicable) is	Orbital Energy Group, Inc.

3.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐  This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are                                                          .

(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are
Davidson	Roger	V
(Last)	(First)	(Middle)	(Suffix)
2540 Westward Dr
(Street name and number or Post Office Box information)

Lafayette	CO	80026
(City)	(State)	(Postal/Zip Code)
United States
(Province – if applicable)	(Country – if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐  This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).